Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of Hancock and its subsidiaries and of Whitney and its subsidiaries, as an acquisition by Hancock of Whitney using the purchase method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. Under the purchase method of accounting, the assets and liabilities of Whitney will be recorded by Hancock at their respective fair values as of the date the merger is completed. The unaudited pro forma condensed combined balance sheet gives effect to the merger, the planned redemption or repurchase by Hancock of the Whitney TARP Preferred Stock and the Whitney TARP Warrant from Treasury and a planned issuance by Hancock of common equity for net proceeds of $192 million prior to the closing of the merger as if the transactions had occurred on December 31, 2010. The unaudited pro forma condensed combined income statement for the year ended December 31, 2010, give effect to the merger, the planned redemption by Hancock of the Whitney TARP Preferred Stock and the Whitney TARP Warrant and a planned issuance by Hancock of common equity for net proceeds of $192 million prior to the closing of the merger as if the transactions had become effective at January 1, 2010.

The merger was announced on December 22, 2010, and the merger agreement provides for each outstanding share of Whitney common stock other than, subject to specified exceptions, shares beneficially owned by Whitney and Hancock to be converted into the right to receive .418 of a share of Hancock common stock. The merger agreement provides that shares of the Whitney TARP Preferred Stock will be converted into the right to receive one share of Hancock preferred stock with substantially the same rights, powers and preferences as the Whitney TARP Preferred, and that the outstanding Whitney TARP Warrant to purchase Whitney common stock, which was issued on December 19, 2008 to Treasury will be converted into a warrant to purchase Hancock common stock, subject to appropriate adjustments to reflect the exchange ratio. Subject to the receipt of requisite regulatory approvals, Hancock intends to redeem or repurchase the Whitney TARP Preferred Stock and the Whitney TARP Warrant held by Treasury at the completion of the merger. The capital raise is not required by the terms of the merger agreement. We intend to use the net proceeds we receive from the capital raise for general corporate purposes, including primarily the repayment of the Whitney TARP preferred stock and warrants.  In addition, although we believe we are well capitalized at present, we may use all or a portion of the net proceeds to supplement our capital. The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the historical consolidated combined financial statements and the related notes of both Hancock and Whitney, which are incorporated in the document by reference.

The unaudited pro forma condensed combined financial statements included herein are presented for informational purposes only and do not necessarily reflect the financial results of the combined company had the companies actually been combined at the beginning of each period presented. The adjustments included in these unaudited pro forma condensed financial statements are preliminary and may be revised. This information also does not reflect the benefits of the expected cost savings and expense efficiencies, opportunities to earn additional revenue, potential impacts of current market conditions on revenues, or asset dispositions, among other factors, and includes various preliminary estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the merger had been consummated on the date or at the beginning of the period indicated or which may be attained in the future. The unaudited pro forma condensed combined financial statements and accompanying notes should be read in conjunction with and are qualified in their entirety by reference to the historical consolidated financial statements and related notes thereto of Hancock and its subsidiaries and of Whitney and its subsidiaries, such information and notes thereto are incorporated by reference herein.

HANCOCK HOLDING COMPANY

Pro Forma Condensed Consolidated Balance Sheet
at December 31, 2010
(In millions)
Unaudited

	Hancock as	Pro Forma		Pro Forma	Whitney as	Pro Forma		Pro Forma
	Reported (a)	Adjustments	Ref	Hancock	Reported (b)	Adjustments	Ref	Combined
Assets
Cash and due from banks	$140	192	A	$332	$210	(311)	B	$231
Interest-bearing time deposits with other banks	364			364	426			790
Fed funds sold and other short term investments	275			275	20			295
Loans held for sale	22			22	198			220
Securities	1,489			1,489	2,610			4,099
Loans, net of unearned income	4,957			4,957	7,235	(447)	C	11,745
Allowance for loan and lease losses	(82)			(82)	(217)	217	D	(82)
Net loans	4,875			4,875	7,018	(230)		11,663
Property and equipment	210			210	232			442
Goodwill	62			62	436	154	E	652
Other intangible assets	13			13	9	173	F	195
Other	688			688	640	81	G	1,409
Total Assets	8,138	192		8,330	11,799	(133)		19,996

Liabilities
Deposits
Noninterest-bearing	$1,127			1,127	$3,523			$4,650
Interest-bearing	5,649			5649	5,880			11,529
Total Deposits	6,776			6,776	9,403			16,179
Short-term borrowings	375			375	543			918
Long-term borrowings	-			-	220			220
Accrued expenses and other	131			131	109	64	H	304
Total Liabilities	7,282			7,282	10,275	64		17,621
Shareholders' equity
Preferred stock	-			-	296	(296)	I	-
Common equity	856	192	A	1,048	1,228	99	I	2,375
Total shareholders' equity	856	192		1,048	1,524	(197)		2,375
Total Liabilities and Equity	8,138	192		8,330	11,799	(133)		19,996

(a)	Amounts derived from Hancock's audited consolidated financial statements, as of, and for the year ended December 31, 2010.
(b)	Amounts derived from Whitney's audited consolidated financial statements, as of, and for the year ended December 31, 2010.

See accompanying Notes to Pro Forma Condensed Financial Statement

HANCOCK HOLDING COMPANY

Pro Forma Condensed Consolidated Income Statement
Year Ended December 31, 2010
(In millions, except per share data)
Unaudited

	Hancock as	Pro Forma		Pro Forma	Whitney as	Pro Forma		Pro Forma
	Reported	Adjustments	Ref	Hancock	Reported	Adjustments	Ref	Combined

Interest Income
Loans	$285			$285	$391			$676
Securities	65			65	81			146
Other	2			2	1			3
Total interest income	352			352	473			825
Interest Expense
Deposits	73			73	41			114
Borrowed Funds	9			9	11			20
Total interest expense	82			82	52			134
Net interest income	270			270	421			691
Provision for credit losses	66			66	315			381
Noninterest Income
Service charges on deposits	45			45	34			79
Trust fees	17			17	12			29
Debit card and merchant fees	15			15	25			40
Net securities gains (losses)	-			-	-			-
Other	60			60	49			109
Total noninterest income	137			137	120			257
Noninterest Expense
Personnel	142			142	202			344
Occupancy	24			24	39			63
Equipment	10			10	29			39
Other	103			103	193	33	K	329
Total nonterest expense	279			279	463	33		775
Income (loss) before taxes	62			62	(237)	(33)		(208)
Income tax expense (benefit)	10			10	(95)	(12)	K	(97)
Net income (loss)	52			52	(142)	(21)		(111)
Preferred stock dividends	-			-	16	(16)	L	-
Net income (loss) to common shareholders	52			52	(158)	(37)		(111)

Basic	$1.41			$1.21	$(1.64)			$(1.32)
Diluted	1.40			1.21	(1.64)			(1.32)
Average Common Shares Outstanding:
Basic	37	6	J	43	97	(56)	M	84
Diluted	37	6	J	43	97	(56)	M	84

(a)	Amounts derived from Hancock's audited consolidated financial statements, as of, and for the year ended December 31, 2010
(b)	Amounts derived from Whitney's audited consolidated financial statements, as of, and for the year ended December 31, 2010.

See accompanying Notes to Pro Forma Condensed Financial Statements.

Notes to Pro Forma Condensed Financial Statements

Note 1—Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared using the purchase method of accounting, giving effect to the merger involving Hancock and Whitney, the planned redemption or repurchase by Hancock of the Whitney TARP Preferred Stock and Whitney TARP Warrant from Treasury under its Capital Purchase Program, and a planned issuance by Hancock of common equity for net proceeds of $192 million prior to the closing of the merger as if the transactions had occurred as of the beginning of the earliest period presented. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position had the merger, the redemption or repurchase of the Whitney TARP Preferred Stock and Whitney TARP Warrant and the common equity issuance been consummated at January 1, 2010, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. Certain historical financial information has been reclassified to conform to the current presentation. The merger, which is currently expected to be completed in the second quarter of 2011, provides for the issuance of .418 shares of Hancock Holding Company common stock in exchange for each share of Whitney common stock and is subject to approval of Hancock and Whitney shareholders and regulators. The value of a Whitney share would be $15.48 based on Hancock’s closing price on December 21, 2010.

The merger will be accounted for as an acquisition by Hancock using the purchase method of accounting. Accordingly, the assets and liabilities of Whitney will be recorded at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments included herein are subject to change depending on changes in interest rates and the components of assets and liabilities and as additional information becomes available and additional analyses are performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analyses to determine the fair value of Whitney’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the estimated fair values of the net assets, commitments, executor contracts, and other items of Whitney as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the purchase price allocated to goodwill and other assets and may impact the statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to Whitney’s shareholders’ equity including results of operations through the date the merger is completed will also change the purchase price allocation, which may include the recording of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

As described elsewhere in this document, Hancock plans the full redemption or repurchase at the closing of the merger of the Whitney TARP Preferred Stock and TARP Warrant from Treasury, under its Capital Purchase Program subject to regulatory authorization and Treasury approval. Prior to merger closing, Hancock plans to issue common equity for net proceeds of $192 million.

The accounting policies of both Hancock and Whitney are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments or financial statement reclassifications may be determined.

Note 2—Estimated Merger and Integration Costs

In connection with the merger, the plan to integrate Hancock’s and Whitney’s operations is still being developed. Over the next several months, the specific details of these plans will continue to be refined. Hancock and Whitney are currently in the process of assessing the two companies’ personnel, benefit plans, premises, equipment, computer systems, supply chain methodologies, and service contracts to determine where they may take advantage of redundancies or where it will be beneficial or necessary to convert to one system. Certain decisions arising from these assessments may involve involuntary termination of Whitney’s employees, vacating Whitney’s leased premises, changing information systems, canceling contracts between Whitney and certain service providers and selling or otherwise disposing of certain premises, furniture and equipment owned by Whitney. Additionally, as part of our formulation of the integration plan, certain actions regarding existing Hancock information systems, premises, equipment, benefit plans, supply chain methodologies, supplier contracts, and involuntary termination of personnel may be taken.

Notes to Pro Forma Condensed Financial Statements (continued)

Hancock expects to incur merger-related expenses including system conversion costs, employee retention and severance agreements, communications to customers, and others. To the extent there are costs associated with these actions, the costs will be recorded based on the nature and timing of these integration actions. Most acquisition and restructuring costs are recognized separately from a business combination and generally will be expensed as incurred. We estimate the merger related costs to be in the range of $175-$250 million pre-tax and expect they will be incurred primarily in 2011.

Note 3—Estimated Annual Cost Savings

Hancock expects to realize $134 million in annual pretax cost savings following the merger, which management expects to be phased in over a two-year period, but there is no assurance that the anticipated cost savings will be realized on the anticipated time schedule or at all. These cost savings are not reflected in the presented pro forma financial information.

Note 4—Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All taxable adjustments were calculated using a 35% tax rate to arrive at deferred tax asset or liability adjustments. All adjustments are based on current assumptions and valuations, which are subject to change.

A.  Cash and common equity for Hancock are adjusted for the anticipated common equity raise for net proceeds of $192 million, which is planned to occur prior to the closing of the merger.

B.  Hancock plans to redeem at closing all of the Whitney TARP Preferred Stock, at $300 million, and Whitney TARP Warrants that Whitney issued to Treasury under its Capital Purchase Program, which is expected to be $11 million.

C.  Loans were adjusted as follows:
Total loans	$7,235
Loan fair value adjustment as a % of total loans	6%
Fair value adjustment	447

The adjustment to loans is primarily related to credit deterioration in the acquired loan portfolio. During Hancock’s due diligence on Whitney, Hancock reviewed loan information across collateral types and geographic distributions. Hancock assessed Whitney’s internal loan grading methodologies and other available information about the credit quality of the portfolio. Hancock then applied its assessment of risk grading to the portfolio and applied traditional examination methodologies to arrive at the fair value adjustment. Approximately two-thirds of Whitney’s loans are variable rate loans and Hancock did not identify significant interest rate adjustments needed in the remainder of the portfolio.  Consequently, a fair value adjustment to reflect current interest rates and spreads in the current interest rate environment is not currently estimated to be significant, and, therefore, not reflected in the pro forma income statements

D.  The allowance for loan losses is adjusted for the reversal of Whitney’s allowance for loan losses. Purchased loans acquired in a business combination are recorded at estimated fair value on their purchase date and prohibit the carryover of the related allowance for loan losses. This adjustment has not been reflected in the pro forma income statements.

E.   See Note 5 for calculation of pro forma goodwill.

Notes to Pro Forma Condensed Financial Statements (continued)

F.  Other intangible assets were adjusted by $173 million to establish identifiable intangibles for estimated core deposit intangibles associated with the acquisition as shown below. Final intangible assets will be determined after the merger is completed as discussed in Note 1 which could result in additional tangible and identifiable intangible assets and liabilities not yet identified, such as customer relationship and trade name intangibles.

Core deposits	$7,292
CDI assumption	2.50%
CDI	$182

G.   Other assets adjustment is the net deferred tax asset of $81 million associated with the loan fair value adjustment shown under pro forma adjustment C which is offset by the reversal of Whitney’s allowance for loan losses described in pro forma adjustment D.

H.  Other liabilities adjustment is the deferred tax liability of $64 million associated with the intangible assets fair value adjustment shown under pro forma adjustment F.

I.  Preferred stock is adjusted by $4 million, to reflect the fair value of the preferred stock, then reduced by anticipated redemption amount of $300 million for a net adjustment of $296 million. Common equity is adjusted for the following adjustments:

Shareholders’ Equity Adjustment
Loan fair value	(447)
Allowance for loan and lease losses	217
Goodwill	154
Other intangible assets	173
Deferred tax asset	81
Deferred tax liability	(64)
TARP Warrants	(11)
TARP Preferred stock	(4)
$99

J.  Reflects the expected numbers of shares of Hancock common stock to be issued as part of the capital raise.

K.  Other intangibles amortization is calculated on core deposit intangibles for the year ended December 31, 2010. Core deposit intangibles of $182 million are amortized using 10 years sum-of-the-year digits method which amounts to amortization expense of $33 million, $12 million related tax expense, for the year ended December 31, 2010.

L.  With the redemption of the Whitney TARP Preferred Stock at the closing of the merger, there will be no preferred stock dividends.

M.  Average shares outstanding adjustment is calculated for the shares outstanding for Whitney at the fixed exchange ratio of .418 for an adjustment of 56 million at December 31, 2010.

Notes to Pro Forma Condensed Financial Statements (continued)

Note 5 – Calculation of Pro Forma Goodwill

Whitney common shares outstanding at merger announcement		96.60
Price per share, based on HBHC price of $32.25 as of March 18, 2011		13.48
Total pro forma purchase price from common stock		$1,302
Stock-based compensation awards vested at acquisition date		25
Whitney TARP Preferred Stock and Whitney TARP Warrants		311
Total pro forma purchase price		$1,638

Whitney Net Assets at Market Value:
Cash and due from banks	$210
Interest-bearing time deposits with other banks	426
Fed funds sold and other short term investments	20
Loans held for sale	198
Securities	2,610
Loans, net of unearned income	6,788
Property and equipment	232
Other intangible assets	182
Other	721
Total Assets	11,387
Liabilities
Deposits
Noninterest-bearing	3,523
Interest-bearing	5,880
Total Deposits	9,403
Short-term borrowings	543
Long-term borrowings	220
Accrued expenses and other	173
Total Liabilities	10,339
Net Assets		1,048
Preliminary Pro Forma Goodwill		$590